Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

March 9, 2015

Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Cheniere Energy, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale (the “Offering”) of $625,000,000 aggregate principal amount of 4.25% Convertible Senior Notes due 2045 (the “Convertible Notes”) pursuant to the registration statement on Form S-3ASR dated May 7, 2012 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement dated March 3, 2015 (the Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Consequences” (the “Discussion”).

The statements in the Discussion, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, subject to the qualifications and assumptions stated therein and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Convertible Notes pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Austin    Beijing    Dallas    Houston    London    New York    Research Triangle Park    The Woodlands    Washington, DC

Cheniere Energy, Inc.

March 9, 2015

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company and to the references to our firm contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP